PROSPECTUS SUPPLEMENT
----------------------------
(TO PROSPECTUS DATED JANUARY 29, 1998)

                                     [LOGO]
                                3,100,000 UNITS
                           MERRILL LYNCH & CO., INC.
                           ORACLE CORPORATION INDEXED
                    CALLABLE PROTECTED GROWTH-SM- SECURITIES
                           ("PROGROS-SM- SECURITIES")
                               DUE MARCH 31, 2003
                        ($10 PRINCIPAL AMOUNT PER UNIT)

GENERAL:                - Senior unsecured debt securities
                        - Callable prior to the stated maturity date of March 31, 2003 by Merrill Lynch & Co., Inc., the issuer, as provided herein
                        - No payments prior to the stated maturity date unless called
                        - Transferable only in whole units

PAYMENT AT MATURITY:    Principal Amount + Supplemental Redemption Amount

                        The Supplemental Redemption Amount will be based on the percentage increase, if any, in the price of a share of common stock of Oracle
                        Corporation above the Starting Value of $29.1875. The Supplemental
                        Redemption Amount may be ZERO, but will not be less than zero.

CALL FEATURE:           The issuer may call all of the ProGroS Securities offered hereby prior to the stated maturity date. In the event that the issuer elects to call your ProGroS Securities, you will receive only the relevant Call Price and you will not receive a Supplemental
                        Redemption Amount based on the price of the common stock of Oracle
                        Corporation.

BEFORE YOU DECIDE TO INVEST IN THE PROGROS SECURITIES, CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE S-7.

    Neither the SEC nor any state securities commission has approved these securities or passed upon the adequacy of this Prospectus Supplement or the attached Prospectus. Any representation to the contrary is a criminal offense.

                                                       INITIAL PUBLIC       UNDERWRITING        PROCEEDS TO
                                                       OFFERING PRICE         DISCOUNT           COMPANY(1)
Per Unit...........................................         $10                 $.20               $9.80
Total..............................................     $31,000,000           $620,000          $30,380,000

(1) Before deduction of expenses payable by the Company.
                            ------------------------

    We expect that the ProGroS Securities will be ready for delivery in book-entry form only through the facilities of DTC on or about March 19, 1998.
                            ------------------------

                              MERRILL LYNCH & CO.
                                 -------------

           The date of this Prospectus Supplement is March 13, 1998.

------------------------

* "Protected Growth" and "ProGroS" are service marks of Merrill Lynch & Co.,
Inc.

STABILIZATION

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") as underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the ProGroS Securities. Such transactions may include stabilizing and the purchase of ProGroS Securities to cover syndicate short positions. For a description of these activities, see "Underwriting".

CONTENT OF PROSPECTUS

    You should rely only on the information contained in this document or in documents referenced herein that we have filed with the Securities and Exchange Commission ("SEC"). We have not authorized anyone to provide you with different information. You should not assume that the information in the Prospectus or Prospectus Supplement is accurate as of any date other than the date on the front of this document.

LIMITATIONS ON OFFERS OR SOLICITATIONS

    We do not intend this document to be an offer or solicitation:

       (A) if used in a jurisdiction in which such offer or solicitation is not authorized;

       (B) if the person making such offer or solicitation is not qualified to do so; or

       (C) if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
SUMMARY INFORMATION--Q&A.......................        S-4
  What are the ProGroS Securities?.............        S-4
  What will I receive at the stated maturity
    date of the ProGroS Securities?............        S-4
  How does the call feature work?..............        S-5
  How has the Underlying Stock performed
    historically?..............................        S-5
  What about taxes?............................        S-6
  Will the ProGroS Securities be listed on a
    stock exchange?............................        S-6
  What is the role of our subsidiary,
    MLPF&S?....................................        S-6
  Can you tell me more about the Company?......        S-6
  Are there any risks associated with my
    investment?................................        S-6

WHERE YOU CAN FIND MORE INFORMATION............        S-7

RISK FACTORS...................................        S-7
  The ProGroS Securities are subject to early
    call.......................................        S-7
  The Supplemental Redemption Amount...........        S-7
  Your yield may be lower than the yield on a
    standard debt security of comparable
    maturity...................................        S-8
  Your return will not reflect the payment of
    dividends..................................        S-8
  Uncertain trading market.....................        S-8
  Factors affecting trading value of the
    ProGroS Securities.........................        S-8
  No stockholder's rights......................        S-9
  No affiliation between the Company and Oracle
    Corporation................................        S-9
  State law limits on interest paid............       S-10

                                                   PAGE
                                                 ---------
  Purchases and sales by MLPF&S................       S-10
  Potential conflicts..........................       S-10

RATIO OF EARNINGS TO FIXED CHARGES.............       S-10

RECENT DEVELOPMENTS............................       S-10

DESCRIPTION OF PROGROS SECURITIES..............       S-11
  General......................................       S-11
  Payment at Maturity..........................       S-11
  Early Call of the ProGroS Securities at the
    Option of the Company......................       S-12
  Hypothetical Returns.........................       S-13
  Dilution Adjustments.........................       S-13
  Events of Default and Acceleration...........       S-15
  Depositary...................................       S-15
  Same-Day Settlement and Payment..............       S-17

THE UNDERLYING STOCK...........................       S-18
  Oracle Corporation...........................       S-18
  Historical Data on the Underlying Stock......       S-19

CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS...............................       S-20
  General......................................       S-20
  U.S. Holders.................................       S-21
  Non-U.S. Holders.............................       S-23
  Backup Withholding...........................       S-23
  New Withholding Regulations..................       S-24

USE OF PROCEEDS................................       S-24

UNDERWRITING...................................       S-24

VALIDITY OF PROGROS SECURITIES.................       S-24

INDEX OF DEFINED TERMS.........................       S-25

                            SUMMARY INFORMATION--Q&A

    This summary includes questions and answers that highlight selected information from the Prospectus and Prospectus Supplement to help you understand the Oracle Corporation Indexed Callable Protected Growth Securities due March 31, 2003 (the "ProGroS Securities"). You should carefully read the Prospectus and Prospectus Supplement to fully understand the terms of the ProGroS Securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the ProGroS Securities. You should, in particular, carefully review the "Risk Factors" section, which highlights certain risks, to determine whether an investment in the ProGroS Securities is appropriate for you.

WHAT ARE THE PROGROS SECURITIES?

    The ProGroS Securities are a series of senior debt securities issued by Merrill Lynch & Co., Inc. ("we" or the "Company") and are not secured by collateral. The ProGroS Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The ProGroS Securities mature on March 31, 2003 and cannot be redeemed earlier than their stated maturity date unless we call the ProGroS Securities as described below. We will make no payments on the ProGroS Securities until the stated maturity date or earlier call.

    Each "Unit" of ProGroS Securities represents $10 principal amount of ProGroS Securities. You may transfer the ProGroS Securities only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ProGroS Securities in the form of a global certificate, which will be held by The Depository Trust Company ("DTC"), or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ProGroS Securities by individual investors. You should refer to the section "Description of ProGroS Securities-- Depositary" in this Prospectus Supplement.

WHAT WILL I RECEIVE AT THE STATED MATURITY DATE OF THE PROGROS SECURITIES?

    We have designed the ProGroS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at the stated maturity date and who also want to participate in possible increases in the price of the common stock of Oracle Corporation (the "Underlying Stock"). At the stated maturity date, unless we call the ProGroS Securities earlier, you will receive a payment on the ProGroS Securities equal to the sum of two amounts: the "Principal Amount" and the "Supplemental Redemption Amount".

    PRINCIPAL AMOUNT

    The Principal Amount per Unit is $10.

    SUPPLEMENTAL REDEMPTION AMOUNT

    The Supplemental Redemption Amount per Unit will equal:

                     EV - SV
$10          X   (   -------   )
                       SV

but will not be less than zero.

EV = Ending Value

SV  = Starting Value

    "ENDING VALUE" means the average of the last sales prices of the Underlying Stock at the close of the market on five selected days before the stated maturity date of the ProGroS Securities. We may calculate the Ending Value by reference to fewer than five days, or even a single day's, last sales price if, during this period prior to the stated maturity date of the ProGroS Securities, there is a disruption in the trading of the Underlying Stock.

    "STARTING VALUE" equals $29.1875, which was the last sales price of the Underlying Stock at the close of trading on March 13, 1998, the date we priced the ProGroS Securities for initial sale to the public (the "Pricing Date").

    For more specific information about the determination of the last sales price of the Underlying Stock and the Supplemental Redemption Amount, please see the section "Description of ProGroS Securities" in this Prospectus Supplement.

    We will pay you a Supplemental Redemption Amount only if the Ending Value is greater than the Starting Value. IF THE ENDING VALUE IS LESS

THAN, OR EQUAL TO, THE STARTING VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. If we call the ProGroS Securities prior to the stated maturity date, you will receive the applicable Call Price, but will not receive any Supplemental Redemption Amount. We will pay you the Principal Amount of the ProGroS Securities regardless of whether any Supplemental Redemption Amount is payable.

EXAMPLES

    Here are two examples of Supplemental Redemption Amount calculations:

EXAMPLE 1--Ending Value is less than the Starting Value at the stated maturity date:

    Starting Value: 29.1875

    Hypothetical Ending Value: 23.35

                                                 23.35 - 29.1875
Supplemental Redemption   =   $10.00   X     (  -----------------  )   =   $0.00(Supplemental
Amount (Per Unit)                                    29.1875                    Redemption
                                                                                Amount
                                                                                cannot be
                                                                                less than
                                                                                zero)

TOTAL PAYMENT AT THE STATED MATURITY DATE (PER UNIT) = $10.00 + $0 = $10.00

EXAMPLE 2--Ending Value is greater than the Starting Value at the stated maturity date:

    Starting Value: 29.1875

    Hypothetical Ending Value: 35.025

                                                                  35.025 - 29.1875
Supplemental Redemption Amount (Per Unit)   =   $10.00   X     (  -----------------  )  =   $2.00
                                                                       29.1875

TOTAL PAYMENT AT THE STATED MATURITY DATE (PER UNIT) = $10.00 + $2.00 = $12.00

HOW DOES THE CALL FEATURE WORK?

    We may elect to call all of the ProGroS Securities on any Business Day during April 1999, 2000, 2001 or 2002 (each such month, a "Call Period") by giving notice to the Trustee of the ProGroS Securities described herein and specifying the date on which the applicable call price set forth below (each such price, a "Call Price") shall be paid (the "Call Date"). The Call Date shall be no later than the 20(th) Business Day after such call election.

      CALL PERIOD                 CALL PRICE
-----------------------  -----------------------------
      April, 1999        116% of principal amount
      April, 2000        132% of principal amount
      April, 2001        148% of principal amount
      April, 2002        164% of principal amount

    If we elect to call your ProGroS Securities prior to the stated maturity date, you will receive only the relevant Call Price and you will not receive a Supplemental Redemption Amount based on the price of the Underlying Stock. If we do not call the ProGroS Securities prior to the stated maturity date, the Principal Amount plus the Supplemental Redemption Amount, if any, that you receive at the stated maturity date may be greater than or less than any of the Call Prices.

HOW HAS THE UNDERLYING STOCK PERFORMED HISTORICALLY?

    You can find a table with the split-adjusted high and low sales prices per share of the Underlying Stock during each quarter since 1993 in the section "The Underlying Stock--Historical Data on the Underlying Stock" in this Prospectus Supplement. Such information concerning the prior performance of the Underlying Stock is not necessarily indicative of how the Underlying Stock will perform in the future.

WHAT ABOUT TAXES?

    Each year, you will be required to pay taxes on ordinary income that is deemed, for tax purposes, to accrue on the ProGroS Securities over their term based upon an estimated yield for the ProGroS Securities, even though you will not receive any payments from us until maturity or earlier call. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a ProGroS Security. This amount is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal 5.96% per annum (compounded semiannually).

    Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a ProGroS Security for $10 and hold the ProGroS Security until the stated maturity date, you will be required to pay taxes on the following amounts of ordinary income from the ProGroS Security each year: $.4759 in 1998, $.6318 in 1999, $.6728 in 2000, $.7126 in 2001, $.7557 in 2002 and
$.1924 in 2003. However, in 2003, the amount of ordinary income that you will be required to pay taxes on from owning a ProGroS Security may be greater or less than $.1924, depending upon the Supplemental Redemption Amount, if any, you receive. Also, if the Supplemental Redemption Amount is less than $3.4412, you may have a loss which you could deduct against other income you may have in 2003, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

WILL THE PROGROS SECURITIES BE LISTED ON A STOCK EXCHANGE?

    The ProGroS Securities have been approved for listing on the American Stock Exchange (the "AMEX") under the symbol "OPG". You should be aware that the listing of the ProGroS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the ProGroS Securities. It is unlikely that the secondary market price of the ProGroS Securities will correlate exactly with the market price of the Underlying Stock, particularly during the early years of the ProGroS Securities. You should review "Risk Factors--Uncertain Trading Market".

WHAT IS THE ROLE OF OUR SUBSIDIARY, MLPF&S?

    Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the ProGroS Securities. After the initial offering, MLPF&S intends to buy and sell ProGroS Securities to create a secondary market for beneficial owners of the ProGroS Securities, and may stabilize or maintain the market price of the ProGroS Securities during the initial distribution of the ProGroS Securities. However, MLPF&S will not be obligated to engage in any of these market activities, or continue them once it has started.

    MLPF&S also will be our agent (the "Calculation Agent") for purposes of calculating the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as a subsidiary of the Company and its responsibilities as Calculation Agent.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

    Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about the Company see the section "Merrill Lynch & Co., Inc." in the Prospectus. You should also read the other documents the Company has filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this Prospectus Supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

    Yes, the ProGroS Securities are subject to certain risks. Please refer to the section "Risk Factors" in this Prospectus Supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

    Merrill Lynch & Co., Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. Some of these documents are incorporated by reference in, and form a part of, this Prospectus Supplement and the Prospectus, as described in the section "Incorporation of Certain Documents by Reference" in the Prospectus. You may read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, Room 1024, N.W., Washington, D.C., 20549; or at the SEC's regional offices at 500 West Madison Street, Suite 400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of our SEC filings can also be obtained from the SEC's Internet web site at http://www.sec.gov. You may also read copies of these documents at the offices of the New York Stock Exchange (the "NYSE"), the American Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange.

    We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

                                  RISK FACTORS

    Your investment in the ProGroS Securities will involve certain risks. For example, there is the risk that you might not earn a return on your investment, the risk that you will be unable to sell your ProGroS Securities prior to the stated maturity date, and the risk that the Company may call the ProGroS Securities prior to the stated maturity date at a Call Price that may be less than the sum of the Principal Amount and the Supplemental Redemption Amount that would have been paid to you at the stated maturity date. You should carefully consider the following discussion of risks before deciding whether an investment in the ProGroS Securities is suitable for you.

THE PROGROS SECURITIES ARE SUBJECT TO EARLY CALL

    We may elect to call all of the ProGroS Securities by giving notice on any Business Day during April in 1999, 2000, 2001 or 2002. We are likely to call the ProGroS Securities during a Call Period when the secondary market price of the ProGroS Securities is approximately equal to the applicable Call Price. We can, however, call the ProGroS Securities during the Call Periods at our option regardless of the secondary market price of the ProGroS Securities. In the event that we elect to call the ProGroS Securities, you will receive only the relevant Call Price and no Supplemental Redemption Amount based on the price of the Underlying Stock.

THE SUPPLEMENTAL REDEMPTION AMOUNT

    You should be aware that if the Ending Value does not exceed the Starting Value at the stated maturity, the Supplemental Redemption Amount will be zero. This will be true even if the value of the Underlying Stock, at some time during the life of the ProGroS Securities, was higher than the Starting Value but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the Principal Amount of your ProGroS Securities.

    You should compare the features of the ProGroS Securities to other available investments before deciding to purchase the ProGroS Securities. Due to the uncertainty as to whether the ProGroS Securities will earn a Supplemental Redemption Amount or be called prior to the stated maturity date, the returns which may be received with respect to the ProGroS Securities may be higher or lower than the returns available on other investments. It is suggested that you reach an investment decision only after carefully considering the suitability of the ProGroS Securities in light of your particular circumstances.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE
  MATURITY

    The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of the Company with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

YOUR RETURN WILL NOT REFLECT THE PAYMENT OF DIVIDENDS

    The calculation of the Starting Value and Ending Value does not take into consideration the value of dividends paid on the Underlying Stock, if any. Therefore, the return you earn on the ProGroS Securities, if any, will not be the same as the return that you would earn if you actually owned the Underlying Stock and received any dividends paid on that stock.

UNCERTAIN TRADING MARKET

    The ProGroS Securities have been approved for listing on the AMEX under the symbol "OPG". There is no precedent to indicate how the ProGroS Securities will trade in the secondary market. You cannot assume that a trading market will develop for the ProGroS Securities. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the ProGroS Securities will depend on the financial performance of the Company, and other factors such as the appreciation, if any, of the price of the Underlying Stock.

    If the trading market for the ProGroS Securities is limited, there may be a limited number of buyers if you decide to sell your ProGroS Securities. This may affect the price you receive. Furthermore, it is unlikely that the secondary market price of the ProGroS Securities will correlate exactly with the market price of the Underlying Stock, particularly during the earlier years of the ProGroS Securities.

FACTORS AFFECTING TRADING VALUE OF THE PROGROS SECURITIES

    Our ability to call the ProGroS Securities prior to the stated maturity date of the ProGroS Securities is likely to limit the secondary market price at which the ProGroS Securities will trade. In particular, we expect that the secondary market price of the ProGroS Securities generally will not exceed the applicable Call Price because of our ability to call the ProGroS Securities and pay only such Call Price. We believe that if we did not have the right to call the ProGroS Securities, the secondary market price of the ProGroS Securities would likely be significantly different.

    We believe that the market value of the ProGroS Securities will be affected by the price of the Underlying Stock and by a number of other factors in addition to our ability to call the ProGroS Securities prior to the stated maturity date. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the ProGroS Securities given a change in a specific factor, assuming all other conditions remain constant.

    - UNDERLYING STOCK VALUE. We expect that the market value of the ProGroS Securities will depend on the amount by which the price of the Underlying Stock exceeds the Starting Value. If you choose to sell your ProGroS Securities when the price of the Underlying Stock exceeds the Starting Value, you may receive substantially less than the amount that would be payable at the stated maturity date based on that Underlying Stock price because of the expectation that the price of the Underlying Stock will continue to fluctuate until the Ending Value is determined. If you choose to sell your ProGroS Securities when the price of the Underlying Stock is below the Starting Value, you may receive less than the $10 Principal Amount per Unit of ProGroS Securities. The Underlying Stock has not paid dividends prior to the date of this Prospectus Supplement. As a general matter, if dividends are ever paid on the Underlying Stock, a rising dividend rate (I.E., dividends per share) on the Underlying Stock may increase the price of the Underlying Stock while a falling dividend rate may decrease the price of the Underlying Stock. Political, economic and other developments may also affect the price of the Underlying Stock and the value of the ProGroS Securities.

    - INTEREST RATES. We expect that the trading value of the ProGroS Securities will be affected by changes in interest rates. As a general matter during the earlier years of the ProGroS Securities, if U.S. interest rates increase, we expect that the trading value of the ProGroS Securities will decrease and if U.S. interest rates decrease, we expect the trading value of the ProGroS Securities will increase. However, interest rates may also affect the economy and, in turn, the price of the Underlying Stock. Rising interest rates may lower the price of the Underlying Stock and the ProGroS Securities. Falling interest rates may increase the value of the Underlying Stock and the value of the ProGroS Securities.

    - VOLATILITY OF THE UNDERLYING STOCK. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Underlying Stock increases, we expect that the trading value of the ProGroS Securities will increase. If the volatility of the Underlying Stock decreases, we expect that the trading value of the ProGroS Securities will decrease.

    - TIME REMAINING TO STATED MATURITY DATE. The ProGroS Securities may trade at a value above that which would be expected based on the level of interest rates and the price of the Underlying Stock. This difference will reflect a "time premium" due to expectations concerning the price of the Underlying Stock during the period prior to the stated maturity date of the ProGroS Securities. However, as the time remaining to the stated maturity date of the ProGroS Securities decreases, we expect that this time premium will decrease, potentially lowering the trading value of the ProGroS Securities.

    - DIVIDEND YIELD. If dividends are ever paid on the Underlying Stock, the dividend yield that would result would likely affect the value of the ProGros Securities. If the dividend yield on the Underlying Stock were to increase, we expect that the value of the ProGroS Securities would decrease. Conversely, if the dividend yield on the Underlying Stock were to decrease, we expect that the value of the ProGroS Securities would increase.

    - COMPANY CREDIT RATINGS. Real or anticipated changes in the Company's credit ratings may affect the market value of the ProGroS Securities.

    It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the ProGroS Securities attributable to another factor, such as an increase in the Underlying Stock price.

    In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the ProGroS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the ProGroS Securities than if it occurs earlier in the term of the ProGroS Securities except that we expect that the effect on the trading value of the ProGroS Securities of a given increase in the value of the Underlying Stock will be greater if it occurs later in the term of the ProGroS Securities than if it occurs earlier in the term of the ProGroS Securities.

NO STOCKHOLDER'S RIGHTS

    Beneficial owners of the ProGroS Securities will not be entitled to any rights with respect to the Underlying Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof).

NO AFFILIATION BETWEEN THE COMPANY AND ORACLE CORPORATION

    The Company has no affiliation with Oracle Corporation, and Oracle Corporation has no obligations with respect to the ProGroS Securities or amounts to be paid to beneficial owners thereof, including any obligation to take the needs of the Company or of beneficial owners of the ProGroS Securities into consideration for any reason. Oracle Corporation will not receive any of the proceeds of the offering of the ProGroS Securities made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by beneficial owners of the ProGroS Securities on the stated maturity date or upon an earlier call. In addition, Oracle Corporation is not involved with the administration or trading of the ProGroS Securities.

STATE LAW LIMITS ON INTEREST PAID

    New York State law governs the 1983 Indenture, as hereinafter defined. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the ProGroS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

    While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the ProGroS Securities holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

PURCHASES AND SALES BY MLPF&S

    The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell the Underlying Stock for their own accounts for business reasons or in connection with hedging the Company's obligations under the ProGroS Securities. These transactions could affect the price of the Underlying Stock.

POTENTIAL CONFLICTS

    The Calculation Agent is a subsidiary of the Company, the issuer of the ProGroS Securities. Under certain circumstances, MLPF&S's role as a subsidiary of the Company and its responsibilities as Calculation Agent for the ProGroS Securities could give rise to conflicts of interests. You should be aware that because the Calculation Agent is controlled by the Company, potential conflicts of interest could arise.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the historical ratios for earnings to fixed charges of the Company for the periods indicated:

                                                                                       YEAR ENDED LAST FRIDAY IN DECEMBER
                                                                               --------------------------------------------------
                                                                                  1993         1994         1995         1996
                                                                                  -----        -----        -----        -----
Ratio of earnings to fixed charges...........................................         1.4          1.2          1.2          1.2


                                                                                  1997
                                                                                  -----
Ratio of earnings to fixed charges...........................................         1.2

    For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                              RECENT DEVELOPMENTS

    The Company, through ML Invest plc, an indirect, wholly owned subsidiary, has acquired through a tender offer all of the outstanding share capital of Mercury Asset Management Group plc at a price of L17 per share, with an aggregate offer value for all of the outstanding shares of approximately L3.1 billion (approximately $5.3 billion).

                       DESCRIPTION OF PROGROS SECURITIES

GENERAL

    The ProGroS Securities are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying Prospectus. The ProGroS Securities will mature on March 31, 2003 unless called earlier at the option of the Company.

    Unless called, at the stated maturity date of a ProGroS Security, a beneficial owner will receive the Principal Amount of such ProGroS Security plus the Supplemental Redemption Amount, if any. There will be no other payment of interest, periodic or otherwise. See "Payment at Maturity" below.

    The ProGroS Securities may be called by the Company as described below, but are not subject to redemption at the option of any beneficial owner prior to the stated maturity date. Upon the occurrence of an Event of Default with respect to the ProGroS Securities, beneficial owners of the ProGroS Securities may accelerate the maturity of the ProGroS Securities, as described under "Description of ProGroS Securities--Events of Default and Acceleration" in this Prospectus Supplement and "Description of Debt Securities--General Events of Default" in the accompanying Prospectus.

    The ProGroS Securities are to be issued in denominations of whole Units.

PAYMENT AT MATURITY

  GENERAL

    At the stated maturity date, a beneficial owner of a ProGroS Security will be entitled to receive the Principal Amount thereof plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Starting Value, a beneficial owner of a ProGroS Security will be entitled to receive only the Principal Amount thereof.

  DETERMINATION OF THE SUPPLEMENTAL REDEMPTION AMOUNT

    The Supplemental Redemption Amount for a ProGroS Security will be determined by the Calculation Agent and will equal:

                                                                         Ending Value - Starting Value
   Principal Amount of such ProGroS Security ($10 per Unit)     X  (      ---------------------------     )
                                                                                 Starting Value

PROVIDED, HOWEVER, that in no event will the Supplemental Redemption Amount be less than zero.

    The Starting Value equals $29.1875, which was the Last Price (defined herein) of the Underlying Stock on the Pricing Date. The Ending Value will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the Last Prices of the Underlying Stock determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days in the Calculation Period, then the Ending Value will equal the average (arithmetic mean) of the Last Prices of the Underlying Stock on such Calculation Days, and if there is only one Calculation Day, then the Ending Value will equal the Last Price of the Underlying Stock on such Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the Last Price of the Underlying Stock determined on the last scheduled Calculation Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day.

    The "Calculation Period" means the period from and including the seventh scheduled Calculation Day prior to the stated maturity date to and including the second scheduled Calculation Day prior to the stated maturity date.

    "Calculation Day" means any Trading Day during the Calculation Period on which a Market Disruption Event has not occurred.

    "Trading Day" is a day on which the Underlying Stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on a national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Underlying Stock.

    "Market Disruption Event" means the occurrence or existence on any Trading Day during the one-half hour period that ends when the Last Price is determined of any suspension of, or limitation imposed on, trading in the Underlying Stock on the National Association of Securities Dealers, Inc. Automated Quotation System (the "NASDAQ NMS") (or other market or exchange, if applicable).

    "Last Price" means the last sales price of the Underlying Stock as reported by the NASDAQ NMS or, if such security is not trading on the NASDAQ NMS on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Calculation Agent.

    "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a trading day on the NYSE.

    All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the ProGroS Securities.

EARLY CALL OF THE PROGROS SECURITIES AT THE OPTION OF THE COMPANY

    Beginning April 1, 1999, the Company, in its sole discretion, may elect to call the ProGroS Securities offered hereby, in whole but not in part, prior to the stated maturity date by giving notice to the Trustee of the Company's election on any Business Day within the month of April in 1999, 2000, 2001 or 2002, at the related Call Price:

   CALL PERIOD              CALL PRICE
-----------------  -----------------------------
    April, 1999         116% of principal amount
    April, 2000         132% of principal amount
    April, 2001         148% of principal amount
    April, 2002         164% of principal amount

    IF WE ELECT TO CALL YOUR PROGROS SECURITIES PRIOR TO THE STATED MATURITY DATE, YOU WILL RECEIVE ONLY THE RELEVANT CALL PRICE AND YOU WILL NOT RECEIVE A SUPPLEMENTAL REDEMPTION AMOUNT BASED ON THE PRICE OF THE UNDERLYING STOCK. If we do not call the ProGroS Securities prior to the stated maturity date, the Principal Amount plus the Supplemental Redemption Amount, if any, that you receive at the stated maturity may be greater than or less than any of the Call Prices. The Company may elect to call the ProGroS Securities on any Business Day during a Call Period by giving notice to the Trustee and specifying the date on which the Call Price shall be paid. The Call Date shall be no later than the 20th Business Day after such call election. The Trustee will provide notice of such call election to the registered holders of the ProGroS Securities, specifying the Call Date, no later than 15, nor more than 30, days prior to the Call Date. While the ProGroS Securities are held at the Depositary, the registered holder will be the Depositary, and the Depositary will receive the notice of the call. As more fully described below under "Description of ProGroS Securities--Depositary", the Depositary will forward such notice to its participants which will pass such notice on to the beneficial owners.

    You should compare the features of the ProGroS Securities to other available investments before deciding to purchase the ProGroS Securities. Due to the uncertainty as to whether the ProGroS Securities will earn a Supplemental Redemption Amount or be called prior to the stated maturity date, the return on investment with respect to the ProGroS Securities may be higher or lower than the return available on other securities issued by the Company or issued by others and available through MLPF&S. It is suggested that you reach an investment decision only after carefully considering the suitability of the ProGroS Securities in light of your particular circumstances. See "Certain United States Federal Income Tax Considerations".

HYPOTHETICAL RETURNS

    The following table illustrates, for a range of hypothetical Ending Values,
(i) the total amount payable at the stated maturity date for each $10 Principal Amount of ProGroS Securities, (ii) the total rate of return to beneficial owners of the ProGroS Securities and (iii) the pretax annualized rate of return to beneficial owners of ProGroS Securities. THIS TABLE ASSUMES THAT THE PROGROS SECURITIES ARE NOT CALLED PRIOR TO THE STATED MATURITY DATE.

                                     TOTAL AMOUNT
                                    PAYABLE AT THE                   PRETAX
               PERCENTAGE CHANGE    STATED MATURITY                ANNUALIZED
HYPOTHETICAL       OVER THE              DATE          TOTAL RATE    RATE OF
ENDING VALUE    STARTING VALUE         PER UNIT        OF RETURN   RETURNS(1)
-------------  -----------------  -------------------  ----------  -----------
    11.68               -60%           $   10.00            0.00%       0.00%
    14.60               -50%           $   10.00            0.00%       0.00%
    17.51               -40%           $   10.00            0.00%       0.00%
    20.43               -30%           $   10.00            0.00%       0.00%
    23.35               -20%           $   10.00            0.00%       0.00%
    26.27               -10%           $   10.00            0.00%       0.00%
    29.19(2)              0%           $   10.00            0.00%       0.00%
    32.11                10%           $   11.00           10.00%       1.90%
    35.03                20%           $   12.00           20.00%       3.65%
    37.95                30%           $   13.00           30.00%       5.28%
    40.87                40%           $   14.00           40.00%       6.79%
    43.79                50%           $   15.00           50.00%       8.22%
    46.70                60%           $   16.00           60.00%       9.55%
    49.62                70%           $   17.00           70.00%      10.82%
    52.54                80%           $   18.00           80.00%      12.02%
    55.46                90%           $   19.00           90.00%      13.16%
    58.38               100%           $   20.00          100.00%      14.25%
    61.30               110%           $   21.00          110.00%      15.29%
    64.22               120%           $   22.00          120.00%      16.29%

---------

(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(2) The Starting Value equals $29.1875.

    The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the actual Ending Value determined by the Calculation Agent as provided herein. Historical data regarding the Underlying Stock is included in this Prospectus Supplement under "The Underlying Stock--Historical Data on the Underlying Stock".

DILUTION ADJUSTMENTS

    The Last Prices used to determine the Ending Value are subject to adjustment if Oracle Corporation shall: (i) pay a stock dividend or make a distribution with respect to the Underlying Stock in shares of such stock; (ii) subdivide or split the outstanding shares of the Underlying Stock into a greater number of shares; (iii) combine the outstanding shares of the Underlying Stock into a smaller number of shares; (iv) issue by reclassification of shares of the Underlying Stock any shares of common stock of Oracle Corporation; (v) issue rights or warrants to all holders of the Underlying Stock entitling them to subscribe for or purchase shares of the Underlying Stock at a price per share less than the then current market price of the Underlying Stock (other than rights to purchase the Underlying Stock pursuant to a plan for the reinvestment of dividends or interest); or (vi) pay a dividend or make a distribution to all holders of the Underlying Stock of evidences of its indebtedness or other assets (excluding any stock dividends or distributions referred to in clause (i) above or any cash dividends other than any Extraordinary Cash Dividend (as defined below)) or issue to all holders of the Underlying Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above) (any of the foregoing are referred to as the "Distributed Assets"). The effect of the foregoing is that there will not be any adjustments to the Ending Value for the issuance by Oracle Corporation of options, warrants, stock purchase rights or securities in connection with the employee benefit plans of Oracle Corporation.

    All adjustments will be calculated to the nearest 1/10,000th of a share of the Underlying Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment shall be required unless such adjustment would require an increase or decrease of at least one percent in the Last Price; PROVIDED, HOWEVER, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

    An "Extraordinary Cash Dividend" means, with respect to any consecutive 12-month period, all cash dividends on the Underlying Stock during such period to the extent such dividends exceed on a per share basis 10% of the average Last Price of the Underlying Stock over such period (less any such dividends for which a prior adjustment was previously made).

    In the event of (A) any consolidation or merger of Oracle Corporation, or any surviving entity or subsequent surviving entity of Oracle Corporation (a "Successor Company"), with or into another entity (other than a merger or consolidation in which Oracle Corporation is the continuing corporation and in which the Underlying Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Oracle Corporation or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of Oracle Corporation or any Successor Company as an entirety or substantially as an entirety, (C) any statutory exchange of securities of Oracle Corporation or any Successor Company with another corporation (other than in connection with a merger or acquisition) or
(D) any liquidation, dissolution, winding up or bankruptcy of Oracle Corporation or any Successor Company (any such event described in clause (A), (B), (C) or (D), a "Reorganization Event"), the Ending Value shall equal the Reorganization Event Value. The "Reorganization Event Value" shall be determined by the Calculation Agent and shall equal (i) the Transaction Value related to the relevant Reorganization Event, plus (ii) interest on such Transaction Value accruing from the date of the payment or delivery of the consideration, if any, received in connection with such Reorganization Event until the stated maturity date at a fixed interest rate determined on the date of such payment or delivery equal to the interest rate that would be paid on a standard senior non-callable debt security of the Company with a term equal to the remaining term of the ProGroS Securities. The "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Underlying Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the market value of such property received per share on the date that such property is received by holders of the Underlying Stock as determined by the Calculation Agent, and
(iii) for any securities received in any such Reorganization Event, an amount equal to the Last Price per unit of such securities on the date such securities are received by holders of the Underlying Stock multiplied by the number of such securities received for each share of Underlying Stock (subject to adjustment on a basis consistent with the adjustment provisions described above).

    The foregoing adjustments shall be made by MLPF&S, as Calculation Agent, and all such adjustments shall be final.

    No adjustments will be made for certain other events, such as offerings of Underlying Stock by Oracle Corporation for cash or in connection with acquisitions.

    The Company will, within ten Business Days following the occurrence of an event that requires an adjustment (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide written notice to the Trustee, which shall provide notice to the Holders of the ProGroS Securities of the occurrence of such event and, if applicable, a statement in reasonable detail setting forth the adjusted Last Price to be used in determining the Ending Value.

EVENTS OF DEFAULT AND ACCELERATION

    In case an Event of Default with respect to any ProGroS Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a ProGroS Security upon any acceleration permitted by the ProGroS Securities, with respect to each $10 principal amount thereof, will be equal to the Principal Amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the ProGroS Securities. See "Description of ProGroS Securities--Payment at Maturity" in this Prospectus Supplement. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a ProGroS Security may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, to the Principal Amount of the ProGroS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the ProGroS Securities.

    In case of default in payment of the ProGroS Securities (whether at the Call Date, at the stated maturity date, or upon acceleration), from and after the stated maturity date the ProGroS Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 5.96% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the ProGroS Securities to the date payment of such amount has been made or duly provided for.

DEPOSITARY

    Upon issuance, all ProGroS Securities will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC"; DTC, together with any successor thereto, being a "Depositary"), as Depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for ProGroS Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the 1983 Indenture. Except as provided below, the actual owner of the ProGroS Securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the ProGroS Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of the ProGroS Securities in definitive form and will not be considered the owners or Holders thereof under the 1983 Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the 1983 Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of

Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the ProGroS Securities, the Global Securities will be exchangeable for ProGroS Securities in definitive form of like tenor and of an equal aggregate Principal Amount, in denominations of $10 and integral multiples thereof. Such definitive ProGroS Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

    The following is based on information furnished by DTC:

    DTC will act as securities depository for the ProGroS Securities. The ProGroS Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Security will be issued for the ProGroS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

    Purchases of ProGroS Securities under the DTC's system must be made by or through Direct Participants, which will receive a credit for the ProGroS Securities on the DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the ProGroS Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in ProGroS Securities, except in the event that use of the book-entry system for the ProGroS Securities is discontinued.

    To facilitate subsequent transfers, all ProGroS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of ProGroS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the ProGroS Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such ProGroS Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the ProGroS Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the ProGroS Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and/or interest, if any, payments on the ProGroS Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/ or interest, if any, to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the ProGroS Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, ProGroS Security certificates are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the ProGroS Securities will be made by the underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, and Call Price if any, and will be made by the Company in immediately available funds so long as the ProGroS Securities are maintained in book-entry form.

                              THE UNDERLYING STOCK

ORACLE CORPORATION

    Oracle Corporation supplies software for information management. Oracle Corporation offers its database, tools and application products, along with related consulting, education, and support services in more than 140 countries around the world.

    Oracle Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, Oracle Corporation files reports, proxy and other information statements and other information with the SEC. Information provided to or filed with the SEC by Oracle Corporation is available at the offices of the SEC specified under "Available Information" in the accompanying Prospectus. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

    THE COMPANY IS NOT AFFILIATED WITH ORACLE CORPORATION AND ORACLE CORPORATION HAS NO OBLIGATIONS WITH RESPECT TO THE PROGROS SECURITIES. THIS PROSPECTUS SUPPLEMENT RELATES ONLY TO THE PROGROS SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING STOCK OR OTHER SECURITIES OF ORACLE CORPORATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT REGARDING ORACLE CORPORATION HAS BEEN DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. THE COMPANY HAS NOT PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRIES WITH RESPECT TO ORACLE CORPORATION IN CONNECTION WITH THE OFFERING OF THE PROGROS SECURITIES. THE COMPANY MAKES NO REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING ORACLE CORPORATION ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF THE UNDERLYING STOCK (AND THEREFORE THE TRADING PRICE OF THE PROGROS SECURITIES) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING ORACLE CORPORATION COULD AFFECT THE SUPPLEMENTAL REDEMPTION AMOUNT TO BE RECEIVED AT THE STATED MATURITY DATE AND THEREFORE THE TRADING VALUE OF THE PROGROS SECURITIES.

    From time to time, in the ordinary course of business, affiliates of the Company have engaged in certain investment banking activities on behalf of the Oracle Corporation as well as served as counterparty in certain other transactions.

HISTORICAL DATA ON THE UNDERLYING STOCK

    The Underlying Stock is traded on the NASDAQ NMS under the symbol "ORCL". The following table sets forth for the periods indicated, the split-adjusted high and low sales prices per share of the Underlying Stock, as reported on the NASDAQ NMS, for each quarter, since January 1, 1993. These historical data on the Underlying Stock are not necessarily indicative of the future performance of the Underlying Stock or what the value of the ProGroS Securities may be. Any historical upward or downward trend in the level of the Underlying Stock during any period set forth below is not any indication that the Underlying Stock is more or less likely to increase or decrease at any time during the term of the ProGroS Securities.

  PERIOD                                                                   LOW       HIGH
----------------------------------------------------------------------  ---------  ---------
                                                                         SPLIT-ADJUSTED(1)
1993
  First Quarter.......................................................  $    4.19  $    5.46
  Second Quarter......................................................  $    4.83  $    7.30
  Third Quarter.......................................................  $    6.85  $    9.31
  Fourth Quarter......................................................  $    8.24  $   11.11
1994
  First Quarter.......................................................  $    8.44  $   10.48
  Second Quarter......................................................  $    7.96  $   11.33
  Third Quarter.......................................................  $   10.63  $   13.22
  Fourth Quarter......................................................  $   11.26  $   13.63
1995
  First Quarter.......................................................  $   12.37  $   15.22
  Second Quarter......................................................  $   12.89  $   17.83
  Third Quarter.......................................................  $   16.72  $   20.44
  Fourth Quarter......................................................  $   16.39  $   21.39
1996
  First Quarter.......................................................  $   17.78  $   24.11
  Second Quarter......................................................  $   18.44  $   26.33
  Third Quarter.......................................................  $   23.50  $   29.67
  Fourth Quarter......................................................  $   27.42  $   33.17
1997
  First Quarter.......................................................  $   22.75  $   29.92
  Second Quarter......................................................  $   23.50  $   35.50
  Third Quarter.......................................................  $   32.08  $   41.13
  Fourth Quarter......................................................  $   21.06  $   37.53
1998
  First Quarter (through March 13, 1998)..............................  $   17.75  $   31.00

------------------------

(1) The sales prices presented above have been adjusted for stock splits that have occurred through March 13, 1998.

    On March 13, 1998, the last reported sale price of the Underlying Stock on the NASDAQ NMS was $29.1875 per share.

    During each of the periods noted above, Oracle Corporation did not declare or pay a cash dividend on the Underlying Stock.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    Set forth in full below is the opinion of Brown & Wood LLP, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the ProGroS Securities. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with ProGroS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding ProGroS Securities in a tax-deferred or tax-advantaged account, or persons holding ProGroS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the ProGroS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the ProGroS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the ProGroS Securities arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a ProGroS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a ProGroS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a ProGroS Security that is not a U.S. Holder.

GENERAL

    There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the ProGroS Securities or securities with terms substantially the same as the ProGroS Securities. However, although the matter is not free from doubt, under current law, each ProGroS Security should be treated as a debt instrument of the Company for United States Federal income tax purposes. The Company currently intends to treat each ProGroS Security as a debt instrument of the Company for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the ProGroS Securities. Prospective investors in the ProGroS Securities should be aware, however, that the IRS is not bound by the Company's characterization of the ProGroS Securities as indebtedness and the IRS could possibly take a different position as to the proper characterization of the ProGroS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the ProGroS Securities is based upon the assumption that each ProGroS Security will be treated as a debt instrument of the Company for United States Federal income tax purposes. If the ProGroS Securities are not in fact treated as debt instruments of the Company for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the ProGroS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a ProGroS Security could differ from the timing and character of income, gain or loss recognized in respect of a ProGroS Security had the ProGroS Securities in fact been treated as debt instruments of the Company for United States Federal income tax purposes.

U.S. HOLDERS

    On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the ProGroS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the ProGroS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

    In particular, solely for purposes of applying the Final Regulations to the ProGroS Securities, the Company has determined that the projected payment schedule for the ProGroS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $3.4412 per Unit (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the ProGroS Securities equal to 5.96% per annum (compounded semiannually). Accordingly, during the term of the ProGroS Securities, a U.S. Holder of a ProGroS Security will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the ProGroS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such ProGroS Security. The amount of interest that will be deemed to accrue in any accrual period (I.E., generally each six-month period during which the ProGroS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the ProGroS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes, a ProGroS Security's adjusted issue price will equal the ProGroS Security's issue price (I.E., $10), increased by the interest previously accrued on the ProGroS Security. At maturity of a ProGroS Security, in the event that the actual Supplemental Redemption Amount, if any, exceeds $3.4412 per Unit (I.E., the Projected Supplemental Redemption Amount), a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount over $3.4412 per Unit (I.E., the Projected Supplemental Redemption Amount) in income as ordinary interest on the stated maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than $3.4412 per Unit (I.E., the Projected Supplemental Redemption Amount), the amount by which the Projected Supplemental Redemption Amount (I.E., $3.4412 per Unit) exceeds the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the ProGroS Security for the taxable year in which the stated maturity date occurs to the extent of the amount of such includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount (I.E., $3.4412 per Unit) in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. Holders purchasing a ProGroS Security at a price that differs from the adjusted issue price of the ProGroS Security as of the purchase date (E.G., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules.

    Upon the sale, exchange or redemption of a ProGroS Security prior to the stated maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale, exchange or redemption and the U.S. Holder's adjusted tax basis in the ProGroS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a ProGroS Security generally will equal such U.S. Holder's initial investment in the ProGroS Security increased by any interest previously included in income with respect to the ProGroS Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the ProGroS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the ProGroS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

    Prospective investors in the ProGroS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the ProGroS Securities. Investors in the ProGroS Securities may also obtain the projected payment schedule, as determined by the Company for purposes of the application of the Final Regulations to the ProGroS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl
W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

    The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the ProGroS Securities) has been determined solely for United States Federal income tax purposes (I.E., for purposes of applying the Final Regulations to the ProGroS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

    The following table sets forth the amount of interest that will be deemed to have accrued with respect to each Unit of the ProGroS Securities during each accrual period over a term of five years and twelve days for the ProGroS Securities based upon the projected payment schedule for the ProGroS Securities (including both the Projected Supplemental Redemption Amount and the estimated yield equal to 5.96% per annum (compounded semiannually)) as determined by the Company for purposes of applying the Final Regulations to the ProGroS
Securities:

                                                                                                 TOTAL INTEREST
                                                                                                 DEEMED TO HAVE
                                                                                                   ACCRUED ON
                                                                              INTEREST DEEMED        PROGROS
                                                                                    TO             SECURITIES
                                                                               ACCRUE DURING        AS OF END
                              ACCRUAL PERIOD                                  ACCRUAL PERIOD    OF ACCRUAL PERIOD
---------------------------------------------------------------------------  -----------------  -----------------
                                                                                (PER UNIT)         (PER UNIT)
March 19, 1998 through March 31, 1998......................................      $  0.0209          $  0.0209
April 1, 1998 through September 30, 1998...................................      $  0.3005          $  0.3214
October 1, 1998 through March 31, 1999.....................................      $  0.3057          $  0.6271
April 1, 1999 through September 30, 1999...................................      $  0.3167          $  0.9438
October 1, 1999 through March 31, 2000.....................................      $  0.3261          $  1.2699
April 1, 2000 through September 30, 2000...................................      $  0.3358          $  1.6057
October 1, 2000 through March 31, 2001.....................................      $  0.3459          $  1.9516
April 1, 2001 through September 30, 2001...................................      $  0.3561          $  2.3077
October 1, 2001 through March 31, 2002.....................................      $  0.3668          $  2.6745
April 1, 2002 through September 30, 2002...................................      $  0.3777          $  3.0522
October 1, 2002 through March 31, 2003.....................................      $  0.3890          $  3.4412

------------------------

Projected Supplemental Redemption Amount = $3.4412 per Unit.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a ProGroS Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the ProGroS Security under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a ProGroS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements.

    Under current law, a ProGroS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of such ProGroS Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the ProGroS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the ProGroS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a ProGroS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or
(b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided that the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

    On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                USE OF PROCEEDS

    The net proceeds from the sale of the ProGroS Securities will be used as described under "Use of Proceeds" in the attached Prospectus and to hedge market risks of the Company associated with its obligation to pay the Call Price or the Principal Amount and the Supplemental Redemption Amount, as the case may be.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement and a Terms Agreement, to purchase from the Company $31,000,000 aggregate Principal Amount of ProGroS Securities. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the ProGroS Securities if any are purchased.

    The Underwriter has advised the Company that it proposes initially to offer all or part of the ProGroS Securities directly to the public at the offering prices set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price may be changed. The Underwriter is offering the ProGroS Securities subject to receipt and acceptance and subject to the Underwriter's right to reject any order in whole or in part.

    The underwriting of the ProGroS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

    The Underwriter is permitted to engage in certain transactions that stabilize the price of the ProGroS Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the ProGroS Securities.

    If the Underwriter creates a short position in the ProGroS Securities in connection with the offering, I.E., if they sell more Units of the ProGroS Securities than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Units of the ProGroS Securities in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ProGroS Securities. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Underwriter may use this Prospectus Supplement and the accompanying Prospectus for offers and sales related to market-making transactions in the ProGroS Securities. The Underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                         VALIDITY OF PROGROS SECURITIES

    The validity of the ProGroS Securities will be passed upon for the Company and for the Underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                                                               PAGE
                                                                                                             ---------
AMEX.......................................................................................................  S-6
Beneficial Owner...........................................................................................  S-15
Business Day...............................................................................................  S-12
Calculation Agent..........................................................................................  S-6
Calculation Day............................................................................................  S-12
Calculation Period.........................................................................................  S-12
Call Date..................................................................................................  S-5
Call Period................................................................................................  S-5
Call Price.................................................................................................  S-5
Company....................................................................................................  S-4
Depositary.................................................................................................  S-15
Direct Participants........................................................................................  S-16
Distributed Assets.........................................................................................  S-14
DTC........................................................................................................  S-4
Ending Value...............................................................................................  S-4
Extraordinary Cash Dividend................................................................................  S-14
Final Regulations..........................................................................................  S-21
Global Securities..........................................................................................  S-15
Indirect Participants......................................................................................  S-16
IRS........................................................................................................  S-20
Last Price.................................................................................................  S-12
Market Disruption Event....................................................................................  S-12
MLPF&S.....................................................................................................  S-2
NASDAQ NMS.................................................................................................  S-12
New Regulations............................................................................................  S-24
1983 Indenture.............................................................................................  S-11
Non-U.S. Holder............................................................................................  S-20
NYSE.......................................................................................................  S-7
Participant................................................................................................  S-16
Pricing Date...............................................................................................  S-4
Principal Amount...........................................................................................  S-4
ProGroS-SM- Securities.....................................................................................  S-1
Projected Supplemental Redemption Amount...................................................................  S-21
Reorganization Event.......................................................................................  S-14
Reorganization Event Value.................................................................................  S-14
SEC........................................................................................................  S-2
Starting Value.............................................................................................  S-4
Successor Company..........................................................................................  S-14
Supplemental Redemption Amount.............................................................................  S-4
Trading Day................................................................................................  S-12
Transaction Value..........................................................................................  S-14
U.S. Holder................................................................................................  S-20
Underlying Stock...........................................................................................  S-4
Underwriter................................................................................................  S-24
Unit.......................................................................................................  S-4
Withholding Agent..........................................................................................  S-23

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      [LOGO]

                                3,100,000 UNITS

                           MERRILL LYNCH & CO., INC.

                               ORACLE CORPORATION
                INDEXED CALLABLE PROTECTED GROWTH(SM) SECURITIES
                               DUE MARCH 31, 2003
                           ("PROGROS(SM) SECURITIES")

                               ------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                                 MARCH 13, 1998

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